August 25, 1997


Bridgeway Fund, Inc.
5650 Kirby Drive, Suite 141             RE: 3372416
Houston, Texas,  77005                     811-8200

Ladies and Gentlemen,

This opinion is being delivered to you in connection with the above registration statement on Form N-1A under the Securities Act of 1933, as amended, under which you have registered an indefinite number of shares of beneficial interest, par value $.001 per share, pursuant to Rule 24 f-2 under the Investment Company Act of 1940, as amended. In particular, this opinion related to the notice which you are filing under Rule 24f-2 (the "Rule 24f-2 Notice") which makes definite in number of additional 1,291,434.724 shares of beneficial interest, par value $.001 per share, of the Corporation, which you sold in the year ended June 30, 1997 (the "shares").

We have made such inquiry of your officers, directors and auditors and have examined such corporate documents, records, and certificates and other documents necessary for the purposes of this opinion including the Maryland General Corporation Law. In rendering this opinion we have relied, with your approval as to all questions of fact material to this opinion, upon certificates of public officials and of your officers, and have assumed, with your approval, that the signatures on all documents examined by us are genuine, which facts we have not independently verified. I am a member of the bar of the State of New York, and have not consulted Maryland counsel in connection with this opinion.

Based upon and subject to the foregoing, we are of the opinion that the shares were legally and validly issues, fully paid and nonassessable.

We hereby consent to your attaching this opinion to the Rule 24f-2 Notice and making it a part thereof and including a copy of it in the forthcoming filing of the Fund's Post Effective Amendment No. 6. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely Yours


James H. Ellis
JHE/ms